Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated June 25, 2010

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” on page TS-5 of this term sheet and beginning on page S-9 of product supplement STEP UP-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.175	$
Proceeds, before expenses, to Bank of America Corporation	$9.825	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in July or August 2010, the settlement date may occur in July or August 2010, and the maturity date may occur in July or August 2012. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

July     , 2010

Units Currency-Linked Step Up Notes Linked to an Emerging Market Currency Basket vs. the Euro, due July , 2012 $10 principal amount per unit Term Sheet No.	Expected Pricing Date* Settlement Date* Maturity Date* CUSIP No.	July , 2010 August , 2010 July , 2012

Currency-Linked Step Up Notes

•    Linked to an Emerging Market Currency Basket vs. the Euro (the “Exchange Rate Measure”), which represents a long position in the Brazilian real and the Mexican peso relative to the euro

•    Step Up Payment of $1.80 to $2.40 per unit at maturity if the value of the Exchange Rate Measure is unchanged or increases, but does not increase above the Step Up Value

•    100% participation in any increase in the value of the Exchange Rate Measure if it increases above the Step Up Value

•    90% principal protected at maturity against decreases in the value of the Exchange Rate Measure

•    A maturity of approximately two years

•    Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

•    No periodic interest payments

•    No listing on any securities exchange

Summary

The Currency-Linked Step Up Notes Linked to an Emerging Market Currency Basket vs. the Euro, due July     , 2012 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the notes are linked is an “Emerging Market Currency Basket vs. the Euro” (the “Exchange Rate Measure”), which tracks the value of an equally weighted investment in the Brazilian real and the Mexican peso (each, an “underlying currency”), based on the exchange rate for each underlying currency relative to the euro. The notes provide investors with a Step Up Payment if the value of the Exchange Rate Measure is unchanged or increases from the Starting Value, which will be set to 100 on the pricing date, to the Ending Value, as determined on a calculation day shortly before the maturity date, but does not increase above the Step Up Value. If the value of the Exchange Rate Measure increases from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. Investors should be of the view that the value of the Exchange Rate Measure will increase (that is, the underlying currencies will strengthen relative to the euro) over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEP UP-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:

An Emerging Market Currency Basket vs. the Euro, which tracks the value of an equally weighted investment in the Brazilian real and the Mexican peso, based on the exchange rate for each underlying currency relative to the euro.

Initial Exchange Rate:

The Initial Exchange Rate for each underlying currency will be determined on the pricing date, in the manner and subject to postponement as more fully described on page TS-7, and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

Starting Value:	The Starting Value of the Exchange Rate Measure will be set to 100 on the pricing date.
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described below under “The Emerging Market Currency Basket vs. the Euro.” If it is determined that the scheduled calculation day is not a business day, or if any of the exchange rates that will be used to determine the Ending Value as described below is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page TS-7 below.

Calculation Day:

The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Step Up Payment:

The Step Up Payment will be between $1.60 and $2.20 per unit at maturity (representing a return of between 16% and 22% over the Original Offering Price). The actual Step Up Payment will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Step Up Value:

The Step Up Value will be between 116.00 and 122.00 (116% to 122% of the Starting Value). The Step Up Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the Notes

On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the notes at maturity, based on the hypothetical Step Up Payment of $1.90 (the midpoint of the Step Up Payment range of $1.60 to $2.20), the hypothetical Step Up Value of 119.00 (the midpoint of the Step Up Value range of 116.00 to 122.00), and the Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the notes, while the dotted gray line reflects the hypothetical returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Step Up Payment, Step Up Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Minimum Redemption Amount of $9.00 (per unit), the Starting Value of 100.00, a hypothetical Step Up Payment of $1.90 (the midpoint of the Step Up Payment range of $1.60 to $2.20), and a hypothetical Step Up Value of 119.00 (the midpoint of the Step Up Value range of 116.00 to 122.00):

Example 1 — The hypothetical Ending Value is equal to 50.00:

Redemption Amount (per unit) = the greater of (a)	$10 +	[	$10 ×	(50.00 - 100.00)	]	= $5.00 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 97.00:

Redemption Amount (per unit) =	$10 +	[	$10 ×	(97.00 - 100.00)	]	= $9.70
100.00

Example 3 — The hypothetical Ending Value is equal to 102.00:

Redemption Amount (per unit) = $10.00 + $2.10 = $12.10

In this case, because the hypothetical Ending Value is greater than the Starting Value but less than or equal to the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $11.90, which is the sum of the Original Offering Price of $10.00 and the hypothetical Step Up Payment of $1.90.

Example 4 — The hypothetical Ending Value is equal to 130.00:

Redemption Amount (per unit) =	$10 +	[	$10 ×	(130.00 - 100.00)	]	= $13.00
100.00

In this case, because the hypothetical Ending Value is greater than the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $13.00.

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Exchange Rate Measure:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the notes (rounded to two decimal places); and
▪	the total rate of return to holders of the notes.

The table below is based on a hypothetical Step Up Payment of $1.90 (the midpoint of the Step Up Payment range of $1.60 to $2.20), a hypothetical Step Up Value of 119.00 (the midpoint of the Step Up Value range of 116.00 to 122.00), and the Minimum Redemption Amount of $9.00 per unit.

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the Notes
50.00	-50.00%	$9.00	-10.00%
60.00	-40.00%	$9.00	-10.00%
70.00	-30.00%	$9.00	-10.00%
80.00	-20.00%	$9.00	-10.00%
90.00	-10.00%	$9.00(1)	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
99.00	-1.00%	$9.90	-1.00%
100.00(2)	0.00%	$11.90(3)	19.00%
101.00	1.00%	$11.90	19.00%
102.00	2.00%	$11.90	19.00%
103.00	3.00%	$11.90	19.00%
105.00	5.00%	$11.90	19.00%
110.00	10.00%	$11.90	19.00%
115.00	15.00%	$11.90	19.00%
119.00(4)	19.00%	$11.90	19.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%

(1)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the notes.

(2)	The Starting Value will be set to 100 on the pricing date.

(3)	This amount represents the sum of the Original Offering Price and the hypothetical Step Up Payment. The actual Step Up Payment will be determined on the pricing date and will be between $1.60 and $2.20.

(4)	This is the hypothetical Step Up Value. The actual Step Up Value will be determined on the pricing date and will be between 116.00 and 122.00.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Ending Value, Step Up Value, Step Up Payment, and the term of your investment.

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement STEP UP-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the Exchange Rate Measure, which is affected by many complex factors outside of our control.

▪	The Exchange Rate Measure could be affected by the actions of the governments of Brazil, Mexico, the European Union, and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies, the euro, and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in the euro or in any underlying currency.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Additional Risk Factor

Changes in the exchange rates of the underlying currencies relative to the U.S. dollar or in the exchange rate of the euro relative to the U.S. dollar may affect the Redemption Amount, particularly during days on which one or more of the exchange rates are not published.

The calculation agent will determine the Initial Exchange Rate and the Final Exchange Rate for the underlying currencies based on their respective exchange rates relative to the U.S. dollar, as well as the exchange rate of the euro relative to the U.S. dollar (as described below). During a Non-Publication Event (as defined on page TS-7), the calculation agent may calculate the exchange rate of the euro relative to the U.S. dollar and the exchange rates for the underlying currencies relative to the U.S. dollar on different days. Changes in the value of an underlying currency relative to the U.S. dollar or changes in the value of the euro relative to the U.S. dollar during those days could reduce the Redemption Amount.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the value of the Exchange Rate Measure will increase (that is, the underlying currencies will strengthen relative to the euro over the term of the notes).

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the value of the Exchange Rate Measure will decrease (that is, the underlying currencies will weaken relative to the euro over the term of the notes).

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agents in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. Under our distribution agreement with the selling agents, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Emerging Market Currency Basket vs. the Euro

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the notes. The Exchange Rate Measure is designed to track the value of an equally weighted investment in the Brazilian real and the Mexican peso, based on the exchange rate of each underlying currency relative to the euro. The notes provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the euro) over the term of the notes.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one euro can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the euro; a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the euro. If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the notes (i.e., the underlying currencies will strengthen relative to the euro from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate and Final Exchange Rate (which will be rounded to four decimal places) will be determined as follows:

•	Brazilian real—the product of:

a)	the Brazilian real/U.S. dollar exchange rate (that is, the number of Brazilian reais for which one U.S. dollar can be exchanged as reported by Reuters Group PLC (“Reuters”), under ASK on page BRFR, or any substitute page thereto, under USD, at approximately 6:00 p.m. in Sao Paulo); and

b)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under Reuters page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

•	Mexican peso—the product of:

c)	the Mexican peso/U.S. dollar exchange rate (that is, the number of Mexican pesos for which one U.S. dollar can be exchanged as reported by Reuters, under page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London); and

d)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

If the following events occur (each, a “Non-Publication Event”):

•

any of the exchange rates applicable to an underlying currency (that is, the exchange rates specified in (a) or (b) above for purposes of the Brazilian real or the exchange rates specified in (c) or (d) above for purposes of the Mexican peso), is not so quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

•

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or any of the exchange rates applicable to an underlying currency is not so quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency as follows:

•

with respect to each exchange rate which is not affected by a Non-Publication Event, the Initial Exchange Rate or the Final Exchange Rate for that underlying currency will be based on that unaffected exchange rate as quoted on the pricing date (for purposes of determining the Initial Exchange Rate) or the scheduled calculation day (for purposes of determining the Final Exchange Rate); and

•

with respect to each exchange rate which is affected by a Non-Publication Event, the calculation agent will determine such exchange rate on the next applicable business day on which such exchange rate is so quoted.

For example, if the U.S. dollar/euro exchange rate is quoted on the applicable page on the scheduled calculation day, but the Brazilian real/U.S. dollar exchange rate is not quoted on the applicable page on the scheduled calculation day, then the calculation agent will determine the Final Exchange Rate for the Brazilian real based on the product of (i) the U.S. dollar/euro exchange rate as so quoted on the scheduled calculation day and (ii) the Brazilian real/U.S. dollar exchange rate on the next applicable business day on which that exchange rate is so quoted.

However, in no event will the determination of the exchange rate for an underlying currency be postponed to a date that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate) (the “final determination date”).

If, following a Non-Publication Event and postponement as described above, any of the exchange rates applicable to an underlying currency is not so quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate, as applicable, for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return and the Ending Value of the Exchange Rate Measure) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the exchange rates relevant to the applicable underlying currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each underlying currency, and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any underlying currency affected by the Non-Publication Event, if any. The Initial Exchange Rates and the Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the pricing date or the scheduled calculation day, as applicable.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

The value of the Exchange Rate Measure on the calculation day will equal: 100 + 100 x (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

• Brazilian real:	50% ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

• Mexican peso:	50% ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the euro and being negative when that underlying currency weakens relative to the euro. Assuming the Initial Exchange Rate and the Final Exchange Rate for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the euro will result in an increase in the Ending Value while any weakening of an underlying currency relative to the euro will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the euro will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the euro will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate will equal 50% for the Brazilian real and 50% for the Mexican peso, reflecting an equal weighting for each underlying currency in the Exchange Rate Measure.

The “Initial Exchange Rate” for each underlying currency will be determined on the pricing date, subject to postponement as described above, and set forth in the final term sheet that will be made available in connection with sales of the notes.

The “Final Exchange Rate” for each underlying currency will be determined on the calculation day, subject to postponement as described above.

Hypothetical Calculations of the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each exchange rate applicable to the underlying currencies as reported on Bloomberg L.P. on June 11, 2010) and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Return
Brazilian real	50.00%	2.1931(1)	2.0835	2.63%
Mexican peso	50.00%	15.3275(2)	23.7576	–17.74%

(1)	This is the product of (a) the Brazilian real/U.S. dollar exchange rate of 1.8107 Brazilian reais per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.2112 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on June 11, 2010.

(2)	This is the product of (a) the Mexican peso/U.S. dollar exchange rate of 12.6548 Mexican peso per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.2112 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on June 11, 2010.

The hypothetical Weighted Return for each exchange rate is determined as follows:

• Brazilian real:	50% ×	(2.1931 - 2.0835)	= 2.63%
2.0835

• Mexican peso:	50% ×	(15.3275 - 23.7576)	= –17.74%
23.7576

The hypothetical Ending Value would be 84.89, determined as follows:

100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 × (2.63 - 17.74)%

100 + 100 × (-15.11%) = 84.89

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Return
Brazilian real	50.00%	2.1931(1)	2.5221	-6.52%
Mexican peso	50.00%	15.3275(2)	12.262	12.50%

(1)	This is the product of (a) the Brazilian real/U.S. dollar exchange rate of 1.8107 Brazilian reais per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.2112 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on June 11, 2010.

(2)	This is the product of (a) the Mexican peso/U.S. dollar exchange rate of 12.6548 Mexican peso per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.2112 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on June 11, 2010.

The hypothetical Weighted Return for each exchange rate is determined as follows:

• Brazilian real:	50% ×	(2.1931 - 2.5221)	= –6.52%
2.5221

• Mexican peso:	50% ×	(15.3275 - 12.2620)	= 12.50%
12.2620

The hypothetical Ending Value would be 105.98, determined as follows:

100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 × (-6.52 + 12.50)%

100 + 100 × (5.98%) = 105.98

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2005 through June 11, 2010. These exchange rates were derived from publicly available information on Bloomberg, L.P., and were calculated by determining, for each period, the high/low exchange rate applicable to each underlying currency relative to the U.S. dollar, and multiplying that rate by the high/low exchange rate for the euro relative to the U.S. dollar. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one euro can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the euro for the given quarter, while the “Low” values represent the strongest that currency was relative to the euro for the given quarter.

Brazilian real

The following table sets forth the highest and lowest daily exchange rates for the Brazilian real versus the euro for the calendar quarters from the first quarter of 2005 through June 11, 2010.

On June 11, 2010, the exchange rate for the Brazilian real versus the euro was 2.1931 Brazilian real per euro, based on the Brazilian real/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate as reported by Bloomberg L.P. The Initial Exchange Rate for the Brazilian real will be determined by the calculation agent on the pricing date, based on the Brazilian real/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate on that date, and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

	Low	High
2005
First Quarter	3.2741	3.7217
Second Quarter	2.8065	3.4796
Third Quarter	2.6351	3.1192
Fourth Quarter	2.5225	2.8986

2006
First Quarter	2.4871	2.8754
Second Quarter	2.4857	3.0413
Third Quarter	2.6548	2.8677
Fourth Quarter	2.6645	2.9237

2007
First Quarter	2.6358	2.8809
Second Quarter	2.5334	2.7957
Third Quarter	2.4618	2.9861
Fourth Quarter	2.4345	2.7350

2008
First Quarter	2.4122	2.9006
Second Quarter	2.4477	2.7895
Third Quarter	2.1837	3.1293
Fourth Quarter	2.3880	3.6231

2009
First Quarter	2.7272	3.4372
Second Quarter	2.4848	3.2521
Third Quarter	2.4533	2.9716
Fourth Quarter	2.4208	2.7038

2010
First Quarter	2.2830	2.7502
Second Quarter (through June 11, 2010)	2.0591	2.5717

Mexican peso

The following table sets forth the high and low daily exchange rates for the Mexican peso versus the euro for the calendar quarters from the first quarter of 2005 through June 11, 2010. On June 11, 2010, the exchange rate for the Mexican peso versus the euro was 15.3275 Mexican pesos per euro, based on the Mexican peso/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate as reported by Bloomberg L.P. The Initial Exchange Rate for the Mexican peso will be determined by the calculation agent on the pricing date, based on the Mexican Peso/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate on that date, and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

	Low	High
2005
First Quarter	14.0139	15.3256
Second Quarter	12.9248	14.7157
Third Quarter	12.5911	13.6821
Fourth Quarter	12.1621	13.3403

2006
First Quarter	12.3354	13.5574
Second Quarter	13.1233	14.8446
Third Quarter	13.4694	14.5008
Fourth Quarter	13.4162	14.7945

2007
First Quarter	13.8913	15.0133
Second Quarter	14.2535	15.0460
Third Quarter	14.4166	15.9719
Fourth Quarter	14.9670	16.3831

2008
First Quarter	15.3819	17.4255
Second Quarter	15.7914	16.9228
Third Quarter	13.7994	17.5828
Fourth Quarter	13.6486	20.0424

2009
First Quarter	16.7655	21.8634
Second Quarter	16.7282	20.0964
Third Quarter	17.8173	20.3336
Fourth Quarter	18.0093	20.8273

2010
First Quarter	16.4121	19.1815
Second Quarter (through June 11, 2010)	14.4886	17.9478

The following graph sets forth hypothetical monthly historical values of the Exchange Rate Measure from January 1, 2005 through May 30, 2010 based upon historical exchange rates as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2004 and the value of the Exchange Rate Measure as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Emerging Market Currency Basket vs. the Euro” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement STEP UP-2.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 2.00% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on August 5, 2010 and were scheduled to mature on July 27, 2012. This tax accrual table is based upon a hypothetical projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $10.4014 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit of the Notes)	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period (per Unit of the Notes)
August 5, 2010 to December 31, 2010	$0.0811	$0.0811
January 1, 2011 to December 31, 2011	$0.2026	$0.2837
January 1, 2012 to July 27, 2012	$0.1177	$0.4014

Hypothetical Projected Redemption Amount = $10.4014 per unit of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factor” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEP UP-2 dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509195722/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.